                                                                    EXHIBIT 4.18

                       [Translated from Chinese Original]

                             SHARE PLEDGE AGREEMENT

This Share Pledge Agreement (this "Agreement") is executed by and among the following parties on October 18, 2007.

PLEDGOR A:       ZHIWEI ZHAO

ID NUMBER:      110102196307100139
ADDRESS:        9/F., Tower C, Corporation Mansion, No.35 Financial Avenue,
                Xicheng District, Beijing 100032 China

PLEDGOR B:      JUN WANG
ID NUMBER:      370102197012163311
ADDRESS:        9/F., Tower C, Corporation Mansion, No.35 Financial Avenue,
                Xicheng District, Beijing 100032 China

PLEDGEE:        CHINA FINANCE ONLINE (BEIJING) CO., LTD.
REGISTERED ADDRESS: ROOM 946-949, 9/F., Tower C, Corporation Mansion, No.35 Financial Avenue Xicheng District, Beijing 100032 China

Unless otherwise provided hereunder, Pledgor A and Pledgor B shall hereinafter be referred to collectively as the "Pledgors".

WHEREAS:
1. Zhiwei Zhao, Pledgor A, and Jun Wang, Pledgor B, are both citizens of the People's Republic of China (the "PRC"), and each holds 45% and 55% interests in Beijing Fuhua Innovation Technology Development Co., Ltd. ("Fuhua"), respectively. Fuhua is a company registered in Beijing, PRC, engaged in the business of network operation.

2. Pledgee is a wholly foreign-own enterprise registered in Beijing, PRC, with approvals from the relevant PRC authorities to engage in the business of, among others, internet technology consulting and technology services. Fuhua and Pledgee have entered into the agreements (collectively, the "Service Agreements").

3. To secure the fees payable under the Service Agreements (the "Service Fee") from Fuhua to Pledgee, Pledgors hereby pledge their respective interests in Fuhua to Pledgee.

Pursuant to the provisions of the Service Agreements, Pledgors and Pledgee have agreed to enter into this Agreement according to the following terms and conditions.

                             ARTICLE 1. DEFINITIONS

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1 "Pledge Rights" means the rights set forth in Article 2 of this Agreement.

1.2 "Share Equity" means the equity interest held by Pledgors in Fuhua.

1.3 "Pledged Property" means the share interest and the dividends deriving therefrom pledged by Pledgors to Pledgee under this Agreement.

1.4 "Secured Indebtedness" means all the amounts payable by Fuhua to Pledgee under the Service Agreements, including the Service Fee and interests accrued thereon, liquidated damages, compensations, costs and expenses incurred by Pledgee in connection with collection of such fees, interest, damages and compensations, and losses incurred to Pledgee as a result of any default by Fuhua and other expenses payable under the Service Agreements.

1.5 "Term of Pledge" means the term stated in Section 4.1 of this Agreement.

1.6 "Service Agreements" means all the agreements entered into by Fuhua and Pledgee, including but not limited to Strategy Consulting Services Agreement, Technical Support Agreement and Equipment Rent Agreement.

1.7 "Event of Default" means any event set forth in Article 8 of this Agreement.

1.8 "Notice of Default" means the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

                            ARTICLE 2. PLEDGE RIGHTS

2.1 Pledgors hereby pledge to Pledgee all of their Share Equity in Fuhua to secure the Secured Indebtedness of Fuhua. Pledge Rights shall mean Pledgee's priority right in receiving compensation from the sale or auction proceeds of the Pledged Property (including the dividends generated by the Share Equity during the term of this Agreement).

                       ARTICLE 3. SCOPE OF PLEDGE SECURITY

3.1 The scope of pledge security hereunder shall cover all of the Secured Indebtedness, including all the Service Fee and interest accrued thereon, liquidated damages, compensation, costs and expenses incurred by Pledgee to collect such fee, interests, damages and compensation, and losses incurred to Pledgee as a result of any default by Fuhua and all other expenses payable under the Service Agreements.

                   ARTICLE 4. TERM OF PLEDGE AND REGISTRATION

4.1 This Agreement shall become effective on the date when the Pledge hereunder is registered in the Shareholders' List of Fuhua. The term of the Pledge shall be the same as the term of the Strategy Consulting Services Agreement (should the term of the Strategy Consulting Services Agreement be extended, the term of the Pledge shall be extended accordingly). Pledgors shall cause Fuhua to register the Pledge hereunder in its Shareholders' List within three (3) days after this Agreement is executed.

4.2 In the event that any change of the matters registered in Fuhua's Shareholders' List is required as a result of change of any matters relating to the Pledge, Pledgors and Pledgee shall cause the matters registered in Fuhua's Shareholders' List be changed accordingly within fifteen (15) days after such change takes place.

                       ARTICLE 5. CUSTODY OF CERTIFICATES

Pledgors shall deliver to Pledgee the capital contribution certificates with respect to their interest in Fuhua and Fuhua's Shareholders' List within seven
(7) days after this Agreement is executed.

              ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PLEDGORS

6.1 Pledgors are legally registered shareholders of Fuhua and have paid Fuhua the full amount of their respective portions of Fuhua's registered capital required under Chinese law. Pledgors neither have sold nor will sell to any third party their Share Equity in Fuhua.

6.2 Pledgors fully understand the contents of the Service Agreements and have entered into this Agreement voluntarily. The signatories signing this Agreement on behalf of Pledgors have the rights and authorizations to do so.

6.3 All documents, materials and certificates provided by Pledgors to Pledgee hereunder are correct, true, complete and valid.

6.4 When Pledgee exercises its right hereunder in accordance with this Agreement, there shall be no intervention from any other parties.

6.5 Pledgee shall have the right to dispose of and transfer the Pledge Rights in accordance with the provisions hereof.

6.6 Pledgors have not created any mortgage, pledge, secured interests or other form of debt liabilities over the Share Equity other than the Pledge created hereunder.

                        ARTICLE 7. COVENANTS OF PLEDGORS

7.1 For the benefit of Pledgee, Pledgors hereby make the following covenants, during the term of this Agreement:

7.1.1 without the prior written consent of Pledgee, Pledgors shall not transfer the Share Equity, or create or consent to any creation of any pledge over, the Share Equity that may affect Pledgee's rights and interests hereunder, or cause the shareholders' meetings of Fuhua to adopt any resolution on sale, transfer, pledge or in other manner disposal of the Share Equity or approving the creation of any other security interest on the Share Equity, provided that the Share Equity may be transferred to Pledgee or any party designated by Pledgee according to Purchase Option and Cooperation Agreement dated [ ], 2007 among Pledgee, Pledgors, China Finance Online Co., Ltd. and Fuhua and Pledgors may transfer the Share Equity to China Finance Online Co., Ltd. or to each other to the extent such transfer will not effect Pledgee's interest (the transferring Pledgor shall deliver a prior notice to Pledgee before making the transfer).

7.1.2 Pledgors shall comply with all laws and regulations applicable to the Pledge. Within five (5) days of receipt of any notice, order or recommendation issued or promulgated by competent government authorities relating to the Pledge, Pledgors shall deliver such notice, order or recommendation to Pledgee, and shall comply with the same, or make objections or statements with respect to the same upon Pledgee's reasonable request or with Pledgee's consent.

7.1.3 Pledgors shall promptly notify Pledgee of any event or notice received by Pledgors that may have a material effect on Pledgee's rights in the Pledged Property or any portion thereof, as well as promptly notify Pledgee of any change to any warranty or obligation of Pledgors hereunder, or any event or notice received by Pledgors that may have a material effect to any warranty or obligation of the Pledgors hereunder.

7.2 Pledgors warrant that Pledgee's exercise of the Pledge Rights as pledgee pursuant to this Agreement shall not be interrupted or impaired by Pledgors or any successors or representatives of Pledgors or any other parties through any legal proceedings.

7.3 Pledgors hereby warrant to Pledgee that, to protect or perfect the security interest created by this Agreement to secure the Secured Indebtedness, Pledgors will execute in good faith, and cause other parties who have an interest in the Pledge Rights to execute, all certificates of rights and instruments as requested by Pledgee, and/or take any action, and cause other parties who have an interest in the Pledge Rights to take any action, as requested by Pledgee, and facilitate the exercise by Pledgee of its rights and authority provided hereunder, and execute all amendment documents relating to certificates of Share Equity with Pledgee or its designated person(s) (natural persons/legal persons), and shall provide Pledgee, within a reasonable period of time, with all notices, orders and decisions regarding the Pledge Rights requested by Pledgee. Pledgors hereby warrant to Pledgee that, for Pledgee's benefit, Pledgors shall comply with all warranties, covenants, agreements, representations and conditions provided hereunder. In the event that Pledgors fail to comply with or perform any warranties, covenants, agreements, representations and conditions, Pledgors shall indemnify Pledgee for all of its losses resulting therefrom.

                          ARTICLE 8. EVENTS OF DEFAULT

8.1 Each of the following events shall constitute an Event of Default:

8.1.1 Fuhua fails to pay in full any Secured Indebtedness on time;

8.1.2 Any representation or warranty made by Pledgors under Article 6 of this Agreement is misleading or untrue, or Pledgors have violated any of the warranties in Article 6 of this Agreement;

8.1.3 Pledgors breach any of the covenants in Article 7 of this Agreement;

8.1.4 Pledgors breach any other provisions of this Agreement;

8.1.5 Pledgors give up all or any part of the Pledged Property, or transfer all or any part of the Pledged Property without the written consent of Pledgee (except the transfers permitted hereunder);

8.1.6 Any of Pledgors' loans, guarantees, indemnification, commitment or other indebtedness to any third party (1) have been subject to a demand of early repayment due to an event of default; or (2) have become due but failed to be repaid in a timely manner, thus leading Pledgee to believe that Pledgors' ability to perform their obligations under this Agreement has been impaired;

8.1.7 Pledgors are unable to repay any other material debts;

8.1.8 Any applicable laws have rendered this Agreement illegal or made it impossible for Pledgors to continue to perform their obligations hereunder;
8.1.9 All approvals, licenses, permits or authorizations from government agencies that make this Agreement enforceable, legal and effective have been withdrawn, terminated, invalidated or substantively revised;

8.1.10 Any adverse change has taken place to any properties owned by Pledgors, which leads Pledgee to believe that Pledgors' ability to perform their obligations under this Agreement has been affected;

8.1.11 The successor or trustee of Fuhua is only able to partially perform or refuses to perform the payment obligations under the Service Agreements;

8.1.12 Any breach of other provisions of this Agreement resulting from any action or omission by Pledgors; and

8.1.13 Any other event whereby Pledgee is unable to exercise its right with respect to the Pledge hereunder pursuant to relevant laws.

8.2 Pledgors shall immediately notify Pledgee in writing of any event set forth in Section 8.1 or any circumstance which many lead to any such event as soon as Pledgors know or are aware of such event.

8.3 Unless an Event of Default set forth in this Section 8.1 has been resolved to the satisfaction of Pledgee, Pledgee may, upon the occurrence of an Event of Default or at any time thereafter, issue a Notice of Default to Pledgors in writing and demand that Pledgors to immediately pay all the amounts due under the Service Agreements and all other amounts payable due to Pledgee, or exercise Pledge Rights in accordance with the provisions of this Agreement.

                      ARTICLE 9. EXERCISE OF PLEDGE RIGHTS

9.1 Prior to the full payment of Secured Indebtedness under the Service Agreements, Pledgors shall not assign, or in any manner dispose of, the Pledged Property without Pledgee's written consent.

9.2 Pledgee shall issue a Notice of Default to Pledgors when exercising the Pledge Rights.

9.3 Subject to the provisions of Section 8.3, Pledgee may exercise the right to dispose of the Pledged Property concurrently with the issuance of the Notice of Default in accordance with Section 8.3 or at any time after the issuance of the Notice of Default.

9.4 Pledgee shall have the right to dispose of the Pledged Property under this Agreement in part or in whole in accordance with legal procedures (including but not limited to negotiated transfer, auction or sale of the Pledged Property) and receive a priority payment from the proceeds of the Pledged Property until all of the Secured Indebtedness have been fully repaid.

9.5 When Pledgee exercises its rights under the Pledge in accordance with this Agreement, Pledgors shall not create any impediment, and shall provide necessary assistance to enable Pledgee to exercise the Pledge Rights.

                             ARTICLE 10. ASSIGNMENT

10.1 Without Pledgee's prior consent, Pledgors cannot give away or assign to any party their rights and obligations under this Agreement.

10.2 This Agreement shall be valid and binding on each Pledgor and their respective successors.

10.3 Pledgee may assign any and all of its rights and obligations under the Service Agreements to its designated person(s) (natural/legal persons) at any time, in which case the assignees shall have the rights and obligations of Pledgee under this Agreement, as if it were a party to this Agreement.

10.4 In the event that the Pledgee changes due to any transfer permitted hereunder, the new parties to the Pledge shall execute a new pledge agreement.

                             ARTICLE 11. TERMINATION

This Agreement shall be terminated when the Secured Indebtedness has been fully repaid and Fuhua is no longer obliged to undertake any obligations under the Service Agreements. In this circumstance, Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable.

                  ARTICLE 12. HANDLING FEES AND OTHER EXPENSES

12.1 All fees and out of pocket expenses relating to this Agreement, including but not limited to legal fees, cost of documentation, stamp duty and any other taxes and fees, shall be borne by Pledgors. In the event that the law requires Pledgee to pay any taxes, Pledgors shall reimburse Pledgee for such taxes paid by Pledgee.

12.2 In the event that Pledgors fail to pay any taxes or fees in accordance with the provisions of this Agreement, or due to any other reasons, Pledgee has to recover such taxes and fees payable by Pledgors through any means or in any manner, all costs and expenses (including but not limited to all the taxes, handling fees, management fees, cost of litigation, attorney's fees and insurance premiums) resulting therefrom shall be borne by Pledgors.

                            ARTICLE 13. FORCE MAJEURE

13.1 In the event that the performance of this Agreement is delayed or impeded by "an event of force majeure", the party affected by such event of force majeure shall not be liable for any liability hereunder with respect to the part of performance being delayed or impeded. "An event of force majeure" means any event beyond the reasonable control of the effected party and cannot be avoided even if the affected party has exercised reasonable care, which include but not limited to government actions, acts of God, fire, explosions, geographic changes, storms, flood, earthquakes, tides, lightning and war. Notwithstanding the foregoing, a lack of credit, funds or financing shall not be deemed as a circumstance beyond the reasonable control of an effected party. The party affected by "an event of force majeure" and seeking to relieve the performance liability under this Agreement or any provisions thereof shall notify the other party of its intention for seeking such relief and the measures it will take to reduce the impact of the force majeure as soon as possible.

13.2 The party affected by force majeure shall not be liable for any liability with respect to the part of performance being delayed or impeded if the effected party has taken reasonable efforts to perform this Agreement. As soon as the course of such relief is eliminated, the Parties shall use their best efforts to resume the performance of this Agreement.

                       ARTICLE 14. RESOLUTION OF DISPUTES

14.1 This Agreement shall be governed by and construed according to the laws of PRC.

14.2 In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the parties shall first try to resolve the dispute through friendly consultations. Upon failure of such consultations, any party may submit the relevant disputes to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be administered in Beijing and the language used for the arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

                              ARTICLE 15. NOTICES

Notices sent by the parties hereto shall be in writing ("in writing" shall include facsimiles and telexes). If sent by hand, such notice shall be deemed to have been delivered upon actual delivery; if sent by telex or facsimile, such notice shall be deemed to have been delivered at the time of transmission. If the date of transmission is not a business day or if transmission is after working hours, then the next business day shall be deemed as the date of delivery. The address of delivery shall be the addresses of the Parties stated on the first page of this Agreement or addresses notified in writing at any time after this Agreement is executed.

              ARTICLE 16. AMENDMENTS, TERMINATION AND CONSTRUCTION

16.1 No amendment to this Agreement shall be effective unless such amendment has been agreed by all of the Parties and Party A and Party D have obtained necessary authorization and approvals with respect to such amendment (including the approval that Party A must obtain from the audit committee or other independent body established according to the Sarbanes-Oxley Act and the NASDAQ Rules under the board of directors of its overseas holding company -- China Finance Online Co., Limited).

16.2 The provisions to this Agreement are severable from each other. Theiiinvalidity of any provision hereof shall not effect the validity oriienforceability of any other provision hereof.

                      ARTICLE 17. EFFECTIVENESS AND OTHERS

17.1 This Agreement shall take effect upon satisfaction of the following conditions:

(1) This Agreement has been executed by all parties hereto; and
(2) Pledgors have recorded the Pledge hereunder in the Shareholders' Listiiof Fuhua.

17.2 This Agreement is written in Chinese in three counterparts. Each of the Parties shall hold one counterpart.

IN WITNESS WHEREOF, the parties have caused this Agreement executed by their duly authorized representatives in Beijing on the date first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

 [execution page only]


Pledgor A: Zhiwei Zhao



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Signature:



Pledgor B: Jun Wang



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Signature:

Pledgee: China Finance Online(Beijing) Co., Ltd. [COMPANY SEAL]


Authorized representative: